NI Holdings, Inc. Reports Results for First Quarter Ended March 31, 2026

FARGO, North Dakota, May 8, 2026 – NI Holdings, Inc. (NASDAQ: NODK) announced today results for the quarter ended March 31, 2026.

Summary of First Quarter 2026 Results

(All comparisons vs. the first quarter of 2025, unless noted otherwise)

•	Gross premiums written of $57.5 million compared to $67.8 million in the prior year quarter. This decrease was driven by Non-Standard Auto (-99.8%) reflecting the continued impact of the Company’s strategic decision to cease writing this business in Illinois, Arizona and South Dakota, as well as a decline in Private Passenger Auto (-7.0%) due to lower renewal premiums resulting from underwriting actions in prior years. These declines were partially offset by growth in Home and Farm (+7.3%) driven by rate increases, higher insured values, and new business in North Dakota and South Dakota, as well as growth in All Other (+60.0%) due to increased assumed premiums from participation on catastrophe reinsurance programs of certain Farm Bureau insurance companies.
•	Combined ratio of 79.7% reflecting strong underwriting performance for Home and Farm, Private Passenger Auto, and All Other, with loss and loss adjustment expense ratios of 40.3%, 46.2%, and 15.7%, respectively. The year-over-year improvement in the combined ratio was driven by higher earned premiums and favorable prior year reserve development in Home and Farm, lower frequency and favorable prior year reserve development in Private Passenger Auto, strong results in All Other due to participation on catastrophe reinsurance programs of certain Farm Bureau insurance companies, as well as the continued runoff of Non-Standard Auto.
•	Net investment income of $2.7 million, down 6.4% from the prior year quarter, reflecting consistent yields on a lower average fixed income portfolio balance and lower returns on short-term investments.
•	Basic earnings per share of $0.60, compared to $0.31 in the prior year quarter, reflecting improved underwriting profitability and overall operating performance.

	Three Months Ended March 31,
Dollars in thousands, except per share data (unaudited)	2026	2025	Change
Gross premiums written	$57,512	$67,766	(15.1%)
Net premiums earned	$55,113	$67,497	(18.3%)
Loss and LAE ratio	42.4%	57.1%	(14.7 pts)
Expense ratio	37.3%	37.3%	0.0 pts
Combined ratio	79.7%	94.4%	(14.7 pts)
Net investment income	$2,655	$2,838	(6.4%)
Net income	$12,508	$6,460	93.6%
Return on average equity	20.4%	10.4%	10.0 pts
Basic earnings per share	$0.60	$0.31	93.5%

Management Commentary

“2026 is off to a solid start, with disciplined underwriting performance across Private Passenger Auto, Home and Farm, and All Other,” said Cindy Launer, President and Chief Executive Officer. “Strong underlying results, with favorable prior year reserve development in Home and Farm and Private Passenger Auto, drove meaningful underwriting profitability in the quarter. While premiums declined as expected due to our exit from Non-Standard Auto, we were encouraged by growth in our North Dakota business and stability in our investment income results.

This quarter reflects early progress in refocusing the Company on its core strengths, and we are confident this disciplined approach will continue to improve performance and drive long-term shareholder value.”

Securities and Exchange Commission (SEC) Filings

The Company’s Quarterly Report on Form 10-Q and latest financial supplement can be found on the Company’s website at www.niholdingsinc.com. The Company’s filings with the SEC can also be found at www.sec.gov.

About the Company

NI Holdings, Inc. is an insurance holding company. The Company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings. NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak’s wholly-owned subsidiaries American West Insurance Company, Primero Insurance Company, and Battle Creek Insurance Company; and Direct Auto Insurance Company.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, including investment performance and yields, business prospects, growth and operating strategies, the impact of exiting the Non-Standard Auto segment and other strategic actions on operating results, our ability to continue to improve performance, our ability to create long-term value for our shareholders, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, the changes in the international trade policies and the potential impact of such changes, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, including the impacts of climate change, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, the impact of inflation on our operating results, and other risks we describe in the periodic reports we file with the SEC. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contact:
Matt Maki

Executive Vice President, Treasurer and Chief Financial Officer
701-212-5976
IR@nodakins.com